Exhibit 99.1

Media Contacts	Investor Contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-E
news@cmegroup.com http://cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Solid First-Quarter 2010 Financial Results

CHICAGO, April 29, 2010 – CME Group Inc. (NASDAQ: CME) today reported that first-quarter total revenues increased 7 percent to $693 million and operating income increased 7 percent to $415 million from the year-ago period. First-quarter 2010 operating margin was 60 percent, in line with first-quarter 2009. Operating margin is defined as operating income as a percentage of total revenues.

First-quarter net income was $240 million and diluted earnings per share were $3.62, both up 21 percent from the same period last year. First-quarter 2010 results included $6 million in non-operating income for the recovery of a bankruptcy claim and a $6 million reduction in certain tax reserves, offset primarily by $10 million of professional fees related to the company’s joint venture with Dow Jones. These three items increased net income by $2 million. First-quarter 2010 figures include the results of Dow Jones Indexes beginning March 19, 2010.

“CME Group’s discipline and focus helped deliver a strong quarter, and we see ongoing opportunities domestically and internationally to improve on this performance,” said CME Group Executive Chairman Terry Duffy. “First-quarter operating income of $415 million and earnings per share of $3.62 were the best quarterly results since 2008. With volume, liquidity and depth of book improving across asset classes, CME Group is poised to continue to serve our customers worldwide and deliver sustainable financial results.”

“The first quarter highlighted the resiliency of CME Group’s business amid improving macroeconomic trends,” said CME Chief Executive Officer Craig Donohue. “We achieved overall volume growth of 12 percent, and average daily volumes for our foreign exchange, metals and interest rate products grew by 75 percent, 52 percent and 33 percent, respectively. Building on the momentum of the first quarter, April volumes are up 28 percent from the year-ago period – a positive trend. In addition, we are successfully executing our long-term strategy to expand our global distribution network and client acquisition efforts, as well as our OTC clearing services initiatives in interest rate swaps, OTC FX and credit default swaps.”

CME Group Inc. First-Quarter 2010 Financial Highlights*

($s in millions, except per share)	Q1 FY10	Q1 FY09	Y/Y
Revenues	$693	$647	7%
Expenses	$278	$261	7%
Operating Income	$415	$386	7%
Operating Margin %	59.8%	59.7%
Net Income	$240	$199	21%
Diluted EPS	$3.62	$3.00	21%

*	As a result of the company’s acquisition of NYMEX being included in the prior year’s results for the full year, we no longer believe the non-GAAP financials are necessary to provide an understanding of our current financial performance or to provide a meaningful comparison with prior periods.

First-quarter 2010 average daily volume was 11.5 million contracts, up 12 percent compared with first-quarter 2009. Clearing and transaction fee revenue was $578 million, up 10 percent from $528 million in first-quarter 2009, and up 4 percent from fourth-quarter 2009. The total average rate per contract for CME Group decreased 2 percent from first-quarter 2009 to 82 cents due to a larger proportion of volume coming from the interest rate product area, which has the lowest average rate per contract. Quotation data fees were up 2 percent to $88 million in the first quarter.

First-quarter 2010 non-operating expense was $16 million, driven primarily by interest expense and borrowing costs of $31 million, which was offset by $11 million of investment income. Additionally, the first-quarter 2010 effective tax rate was 39.8 percent, down from 43.2 percent in first-quarter 2009. The effective tax rate for the first quarter of 2010 was favorably impacted by a $6 million reduction in certain tax reserves.

As of March 31, the company had $491 million of cash and marketable securities and $3.1 billion of debt. This includes $612.5 million of debt associated with the company’s joint venture with Dow Jones issued on March 18, 2010.

CME Group will hold a conference call to discuss first-quarter 2010 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

CME Group (www.cmegroup.com) is the world’s largest and most diverse derivatives marketplace. Building on the heritage of CME, CBOT and NYMEX, CME Group serves the risk management needs of customers around the globe. As an international marketplace, CME Group brings buyers and sellers together on the CME Globex electronic trading platform and on trading floors in Chicago and New York. By acting as the buyer to every seller and the seller to every buyer, CME Clearing virtually eliminates counterparty credit risk. CME Clearing also offers financial safeguards to help mitigate systemic risk, providing the security and confidence market participants need to operate, invest and grow. CME Group offers the widest range of benchmark products available across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, and alternative investment products such as weather and real estate. CME Group is listed on NASDAQ under the symbol “CME.”

The Globe logo, CME, Chicago Mercantile Exchange, CME Group, Globex, E-mini and CME ClearPort are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade, Inc. are trademarks of the Board of Trade of the City of Chicago. NYMEX and New York Mercantile Exchange are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to generate revenues from our processing services; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products in foreign jurisdictions; changes in domestic and foreign regulations; changes in government policy, including policies relating to common or directed clearing and changes as a result of legislation stemming from the recent financial crisis, including the proposed regulatory reform of the over-the-counter derivatives and futures market and any changes in the regulation of our industry with respect to speculative trading in commodity interests and derivative contracts; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading, the state of the overall economy or declines in subscriptions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions, including the recent volatility of the capital and credit markets and the impact of current economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax on futures and options on futures transactions and/or the repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings and the seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CME Group Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

3

CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	March 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$444.2	$260.6
Marketable securities	46.3	42.6
Accounts receivable, net of allowance	316.9	248.3
Other current assets	165.5	165.6
Cash performance bonds and security deposits	4,510.1	5,981.9

Total current assets	5,483.0	6,699.0
Property, net of accumulated depreciation and amortization	734.7	738.5
Intangible assets - trading products	17,038.0	16,982.0
Intangible assets - other, net of accumulated amortization	3,535.0	3,246.5
Goodwill	7,978.6	7,549.2
Other assets	433.1	435.8

Total Assets	$35,202.4	$35,651.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$36.3	$46.7
Short-term debt	299.9	299.8
Other current liabilities	317.6	195.2
Cash performance bonds and security deposits	4,510.1	5,981.9

Total current liabilities	5,163.9	6,523.6
Long-term debt	2,823.8	2,014.7
Deferred tax liabilities	7,787.4	7,645.9
Other liabilities	170.3	165.8

Total Liabilities	15,945.4	16,350.0
Redeemable non-controlling interest	67.3	—
Shareholders’ equity	19,189.7	19,301.0

Total Liabilities and Shareholders’ Equity	$35,202.4	$35,651.0

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended March 31,
	2010	2009
Revenues
Clearing and transaction fees	$578.0	$527.8
Market data and information services	87.6	85.5
Access and communication fees	10.9	11.6
Other	16.7	22.2

Total Revenues	693.2	647.1

Expenses
Compensation and benefits	98.8	86.7
Communications	10.1	12.4
Technology support services	12.2	11.8
Professional fees and outside services	31.2	22.3
Amortization of purchased intangibles	30.8	33.3
Depreciation and amortization	32.2	31.0
Occupancy and building operations	20.5	19.4
Licensing and other fee agreements	21.1	24.6
Restructuring	(0.3)	3.2
Other	21.9	16.0

Total Expenses	278.5	260.7

Operating Income	414.7	386.4

Non-Operating Income and Expense
Investment income	11.1	1.8
Gains (losses) on derivative investments	6.0	—
Securities lending interest income	—	2.4
Securities lending interest and other costs	—	(0.4)
Interest and other borrowing costs	(31.4)	(38.5)
Equity in losses of unconsolidated subsidiaries	(1.5)	(1.2)

Total Non-Operating	(15.8)	(35.9)

Income Before Income Taxes	398.9	350.5

Income tax provision	(158.7)	(151.4)

Net Income	240.2	$199.1
Less: Net loss attributable to redeemable non-controlling interest	—	—

Net Income Attributable to CME Group	$240.2	$199.1

Earnings per Common Share:
Basic	$3.63	$3.00
Diluted	3.62	3.00

Weighted Average Number of Common Shares:
Basic	66,234	66,302
Diluted	66,428	66,439

CME Group Inc.

Quarterly Operating Statistics

	1Q 2009	2Q 2009	3Q 2009	4Q 2009	1Q 2010
Trading Days	61	63	64	64	61

Quarterly Average Daily Volume (ADV)

CME Group ADV (in thousands)

	1Q 2009	2Q 2009	3Q 2009	4Q 2009	1Q 2010
Product Line
Interest rates	3,843	4,389	4,422	4,368	5,120
Equities	3,537	2,988	2,656	2,514	2,815
Foreign exchange	507	568	660	754	887
Energy (including ClearPort)	1,524	1,396	1,484	1,564	1,609
Commodities & alternative investments	685	818	708	750	786
Metals (including ClearPort)	215	190	201	292	327

Total	10,311	10,349	10,132	10,243	11,544

Venue
Open outcry	1,338	1,431	1,264	1,210	1,318
Electronic	8,223	8,266	8,267	8,399	9,562
Privately negotiated	164	173	147	170	190

Exchange-traded Total	9,726	9,871	9,679	9,779	11,070
CME ClearPort	586	478	453	464	474

Total	10,311	10,349	10,132	10,243	11,544

Average Rate Per Contract (RPC)

CME Group RPC

	1Q 2009	2Q 2009	3Q 2009	4Q 2009	1Q 2010
Product Line
Interest rates	$0.532	$0.525	$0.505	$0.509	$0.503
Equities	0.716	0.712	0.722	0.733	0.713
Foreign exchange	0.918	0.901	0.853	0.816	0.803
Energy (including ClearPort)	1.608	1.653	1.694	1.606	1.636
Commodities & alternative investments	1.108	1.130	1.199	1.278	1.244
Metals (including ClearPort)	1.858	1.808	1.849	1.872	1.734

Average RPC	$0.839	$0.823	$0.834	$0.849	$0.821

Venue
Exchange-traded	$0.777	$0.765	$0.765	$0.783	$0.754
CME ClearPort	1.874	2.031	2.304	2.236	2.392

Note: Average daily volume and rate per contract figures for prior periods have been revised due to standardizing NYMEX reporting conventions to follow CME Group's treatment of post-trade transactions such as exercises, assignments and deliveries.